Exhibit 5.1
November 5, 2025
Royal Gold, Inc.
1144 15th Street, Suite 2500
Denver, CO 80202-1161
Ladies and Gentlemen:
I am the Vice President, Corporate Secretary, and Chief Compliance Officer of Royal Gold, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of an aggregate of 21,143 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable upon the exercise of stock options issued under the Sandstorm Gold Ltd. Amended and Restated Stock Option Plan (the “Plan”), which stock options have been assumed by the Company. This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, I have examined copies of such agreements, instruments, and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including PDFs). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to, and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, and (ii) issuance of the Shares pursuant to the terms of the Plan and the agreements that accompany the Plan, the Shares will be validly issued, fully paid, and non-assessable.
This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.
Sincerely,
/s/ David Crandall
Vice President, Corporate Secretary, and Chief Compliance Officer
Royal Gold, Inc.